QUEST RESOURCES CORPORATION

BONUS COMPENSATION PLAN

May 16, 2007

Policy

Quest Resource Corporation (the “Company”) has established a Bonus Compensation Plan (“Bonus Plan”), effective May 16, 2007, for the benefit of its employees eligible for payment under the Plan. This Plan excludes employees of Quest Midstream GP, LLC.

A bonus payment may be made annually under the Bonus Plan to eligible employees in an amount up to 15% of base compensation (excluding bonuses and other extraordinary compensation) that is earned in the year for which the bonus is paid. The determination as to whether a bonus payment will be made under the Bonus Plan for any given year, and the amount of that payment, is solely within the discretion of the Company’s Compensation Committee. A bonus payment made in any given year will not necessarily mean that a payment will be made in a subsequent year (or that the amount/percentage of any subsequent year payment will be the same as a prior year payment). This is true regardless of whether predetermined profit levels are met and/or whether performance goals are realized (by either a department or an individual employee). Moreover, not all individuals will necessarily receive the same amount or the same proportionate amount of a bonus payment. In other words, the determination as to whether a payment is made, the amount of that payment and the employee(s) who will receive that payment are all within the sole discretion of the Company’s Compensation Committee.

Any decision by the Compensation Committee to award a bonus payment will be made on or before April 1st of the year following the year for which the bonus is awarded and will be paid as soon as practicable thereafter. A bonus payment may be made in the form of cash, Company stock or stock of an affiliated company (or any combination thereof); such method of payment shall be within the sole discretion of the Company’s Compensation Committee.

Eligibility and Performance Criteria

The Company will generally follow the guidelines set forth below in determining whether, and to whom, a bonus payment will be made. The Company reserves the right, however, to change these guidelines at any time, with or without prior notice to employees.

1.     Employees Eligible to Receive Payment. In order to receive a bonus payment for any given year, an employee must meet the following eligibility criteria:

i.	The employee must be a regular, full-time employee (defined as working at least 32 hours per week).

ii.	The employee must have completed at least ninety (90) days of service on or before December 31st of the year for which the bonus is paid.

2.            Performance Criteria (non-managerial/non-professional staff). The performance criteria that may be utilized to determine whether a non-managerial/non-professional employee is entitled to a bonus payment includes, but is not necessarily limited to the following criteria:

a.	Attendance
b.	Attitude and positive communication skills
c.	Safety and accident record
d.	Proper and non-destructive use of equipment
e.	Disciplinary record
f.	Ability to follow supervisory instruction
g.	Length of service with the Company
h.	Quantity and quality of work performance
i.	Job knowledge

3.            Performance Criteria (managerial/professional staff). The performance criteria that may be utilized to determine whether a managerial/professional employee is entitled to a bonus payment includes, but is not necessarily limited to the following criteria (as such criteria is applicable to the individual employee).

a.	Planning and organizational skills
b.	Ability to understand and implement department requirements and goals, including scheduling of tasks
c.	Knowledge of employee’s job position as well as positions of subordinates
d.	Attendance
e.	Length of service
f.	Attitude and positive communication skills
g.	Initiative and creativity
h.	Supervisory and leadership skills, including proper utilization and retention of subordinates
i.	Quality and quantity of work and job thoroughness

j.	Good judgment, including sound and practical business decisions
k.	Reliability and adaptability
l.	Willingness to take responsibility and to exercise independent judgment, when necessary
m.	Teamwork
n.	Department performance as compared to budgetary guidelines

Employment Condition

In order to receive bonus payment under the Bonus Plan, the employee must be employed on the date that the bonus payment under the Plan is paid and distributed to employees.

Not an Employment Contract

This Policy shall not constitute a contract of employment, either express or implied. The employment of each employee of the Company is “at will” and may be terminated by either the employee or the Company at any time and for any reason. The only exception to this section is if an employee has a separate written employment agreement with the Company, signed by an appropriate officer of the Company.

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